Exhibit 10.4

INCENTIVE AWARD AGREEMENT NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made on June 15, 2016 (the “Award Date”), by and between Intersections Inc. (the “Corporation”) and Michael R. Stanfield (the “Holder”).

WHEREAS, the Corporation has established the 2014 Stock Incentive Plan, as amended from time to time (the “Plan”), pursuant to which stock options may be awarded to employees, directors, consultants and independent contractors of the Corporation and its Subsidiaries; and

WHEREAS, it is intended that this Agreement shall set forth the terms, conditions and restrictions imposed with respect to the Option (as defined below);

NOW, THEREFORE, the parties hereto agree as follows:

1.Option.

(a)Pursuant to the Plan, the Holder has been awarded on the Award Date, the right and option (the “Option”) to purchase all or any part of the aggregate of 379,000 shares of the Corporation’s common stock, par value $0.01 per share (each a “Share”), subject to the terms, conditions and restrictions set forth in the Plan and in this Agreement, at an exercise price per Share of $2.30 (the “Exercise Price”). The Option is not intended to be an incentive stock option.

(b)The Option and this Agreement are subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.Term of the Option. The Option shall expire on the tenth anniversary of the Award Date (the “Expiration Date”) or, if earlier the date on which the Option is terminated or forfeited in accordance with the provisions of the Plan and this Agreement.

3.	Vesting and Exercisability.

(a)Subject to Section 2(b) and Section 2(c) hereof, the Option shall vest and become exercisable on January 1, 2019 (the “Vesting Date”), provided that the Holder remains continuously employed by the Corporation or a Subsidiary from the Award Date through (and including) the Vesting Date.

(b)Notwithstanding the provisions of Section 2(a) hereof, in the event of the Holder’s death or Disability, the Holder shall immediately be vested in the Option and the Option shall be exercisable for the periods provided in the Plan.

(c)Notwithstanding the provisions of Section 2(a) hereof, in the event (i) the Holder is terminated by the Corporation and/or Subsidiary without Cause, or (ii) the Holder’s

NY 76216262v4

employment with the Corporation and/or Subsidiary is terminated by the Holder by reason of the Holder’s resignation for Good Reason, the Holder shall immediately be vested as to (x) 1/3rd (one-third) of the Option if such termination is in 2016, (y) 2/3rd (two-thirds) of the Option if such termination is in 2017 and (z) all of the Option if such termination is in 2018, and shall be exercisable for the periods provided in the Plan.

(d)In the event of the Holder’s termination of employment for any reason other than the circumstances set forth in Section 2(b) or Section 2(c) prior to the Vesting Date unless otherwise provided in the Plan, the Option shall be cancelled with no compensation due to the Holder, and the Holder shall have no rights or interests with respect to the Option.

4.Manner of Exercise. Notice of exercise and payment of the exercise price with respect to the Option shall be as provided in the Plan. To the extent the Option is vested on the Holder’s termination of employment (after giving effect to any accelerated vesting under Section 3 above), the Option may only be exercised for the period of time provided in the Plan.

5.Transfer Restrictions. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Holder, except by will or by the laws of descent and distribution.

6.Ownership, Voting Rights, Duties. Unless and until the exercise of the Option and the delivery of Shares, the Holder has no rights as a shareholder of the Corporation with respect to the underlying Shares, including no right to vote the underlying Shares or rights to dividends or distributions on the underlying Shares.

7.Holder Bound by the Plan. The Holder hereby acknowledges receipt of a copy of the Plan and by accepting this Award agrees to be bound by all the terms and provisions of the Plan and this Agreement, including, without limitation, the Corporation’s and Subsidiaries’ tax withholding rights with respect to the Option and any Shares issued, or cash paid, pursuant thereto. A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Agreement and of the Plan shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

8.Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that this Agreement may be amended without the consent of the Holder if such amendment is not adverse in any material respect to the Holder or to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code or as contemplated under the Plan, including pursuant to Section 15 of the Plan.

9.No Right to an Employment Relationship. The Holder understands and acknowledges that this Agreement is not a contract for employment or service with the Corporation and/or any of its Subsidiaries, and nothing contained herein shall be construed as giving the Holder any right to be retained as an employee of, or provide service to, the Corporation and/or any of its Subsidiaries or affiliates for any period of time.

2NY 76216262v4

10.Severability. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be invalid or unenforceable to any extent or in any application, the remaining provisions of this Agreement shall not be affected thereby and shall continue in effect and application to the fullest extent in accordance with their terms.

11.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

12.Successors in Interest. This Agreement shall inure to the benefit of, and be binding on, the Corporation and its successors and assigns. This Agreement shall inure to the benefit of, and be binding on, the Holder and the Holder’s legal representatives. All obligations imposed upon the Holder and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Holder’s heirs, executors and administrators. This Agreement shall not be transferrable or assignable by the Holder other than pursuant to the laws of descent and distribution.

13.Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, any one of which shall constitute an original of this Agreement. When counterparts or facsimile or electronic mail copies have been executed by all parties hereto, they shall have the same effect as if the signatures to each counterpart or copy were upon the same documents and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party. This Agreement shall not be binding unless and until it shall be fully executed and delivered by all parties hereto. In the event that this Agreement is executed and delivered by way of facsimile transmission or electronic mail, each party delivering a facsimile or electronic mail counterpart shall promptly deliver an ink-signed original counterpart of the Agreement to the other party by overnight courier service; provided that the failure of a party to deliver an ink-signed original counterpart shall not in any way effect the validity, enforceability or binding effect of a counterpart executed and delivered by facsimile transmission or electronic mail.

14.Defined Terms. In addition to terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement.

(a)“Cause” shall mean that the Holder: (i) has been convicted of, or entered a plea of nolo contendre to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, fraud, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Corporation’s then existing internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of the Corporation or any of its Subsidiaries; or (iv) after written notice to the Holder and a reasonable opportunity of at least 30 days to cure, the Holder shall continue (x) to be in material breach of the terms of his employment agreement with the Corporation; (y) to fail or refuse to attend to the material duties and responsibilities reasonably assigned to him by the Board of Directors consistent with his authority, position and responsibilities on the date hereof; or (z) to be absent excessively for reasons unrelated to disability.

3NY 76216262v4

(b)“Disability” shall mean that the Holder is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the service provider's employer.

(c)“Good Reason” shall mean one or more of the following without the Holder’s written consent: (i) a material diminution of the Holder’s base salary; (ii) a material diminution in the Holder’s authority, duties or responsibilities; (iii) the Holder no longer reports directly to the Board of Directors of the Corporation; (iv) the relocation of the Holder’s principal office to a location outside a thirty (30) mile radius from the Corporation’s present Chantilly, Virginia location or (v) any other action or inaction that constitutes a material breach of the terms of the Holder’s employment agreement with the Corporation, provided, however, that none of the events described herein will constitute Good Reason unless the Holder has first provided written notice to the Corporation of the occurrence of the applicable event(s) within ninety (90) days of the initial existence of such event and the Corporation fails to cure such event within thirty (30) days after its receipt of such written notice and, if uncured, the termination is effective as of the end of such cure period.

15.Conflicts. This Agreement remains subject to the terms of the Plan. To the extent of any conflict between this Agreement and the Plan, the Plan shall control; provided, however, that the Agreement may impose greater restrictions on, or grant lesser rights to, the Holder than the Plan.

16.Entire Agreement. This Agreement, together with the Plan, constitute the entire agreement between the parties hereto with respect to the Option. The Holder and the Corporation acknowledge and agree that, notwithstanding any provisions in the Holder’s employment agreement (if any) with the Corporation and/or any Subsidiary to the contrary, the provisions of this Agreement control the treatment of the Option, including but not limited to the treatment of such Option on termination of the Holder’s employment for any reason.

[Remainder of Page Intentionally Left Blank]

NY 76216262v4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
Name:	Ronald Barden
Title:	Chief Financial Officer

/s/ Michael R. Stanfield
Michael R. Stanfield

NY 76216262v4